CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 22 to the registration statement on Form N-1A ("Registration Statement") of our report dated May 4, 2001, relating to the financial statements and financial highlights which appears in the March 31, 2001 Annual Report to Shareholders of
The Quantitative Group of Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in the Prospectus and under the headings "Independent Accountants" and "Experts" in the Statement of Additional Information.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Kansas City, Missouri
July 25, 2001